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                                                                     EXHIBIT 5.1


                               November 24, 1998




Home Interiors & Gifts, Inc.
Dallas Woodcraft, Inc.
GIA, Inc.
Homco, Inc.
Homco Puerto Rico, Inc.
Spring Valley Scents, Inc.
4550 Spring Valley Road
Dallas, Texas 75244-3705

Ladies and Gentlemen:

          We have acted as counsel to Home Interiors & Gifts, Inc., a Texas corporation (the "Company"), in connection with the preparation and filing by the Company and by Dallas Woodcraft, Inc., a Texas corporation, GIA, Inc., a Nebraska corporation ("GIA"), Homco, Inc., a Texas corporation, Homco Puerto Rico, Inc., a Delaware corporation and Spring Valley Scents, Inc., a Texas corporation (collectively, the "Subsidiary Guarantors"), of a Registration Statement on Form S-4 (Registration No. 333-62021) (the "Registration Statement"), filed with the Securities and Exchange Commission on August 21, 1998 under the Securities Act of 1933, as amended, relating to $200,000,000 aggregate principal amount of 10 1/8% Senior Subordinated Notes due 2008 (the "New Notes") of the Company and the related guarantees thereof by the Subsidiary Guarantors (the "Guarantees"). The Company and the Subsidiary Guarantors propose to offer (the "Exchange Offer"), upon the terms set forth in the Prospectus contained in the Registration Statement, to exchange $1,000 principal amount of New Notes and the related Guarantees for each $1,000 principal amount of issued and outstanding 10 1/8% Senior Subordinated Notes due 2008 of the Company (the "Old Notes") and the related guarantees thereof by the Subsidiary Guarantors. The New Notes and the related Guarantees will be issued under the Indenture, dated June 4, 1998, by and among the Company, the Subsidiary Guarantors and United States Trust Company of New York (the "Trustee") (as amended or supplemented to the date hereof, the "Indenture").

          In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of New Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officers and of officers and representatives of the Company and the Subsidiary Guarantors (such companies herein referred to collectively as the "Home Interiors Companies"), and have made such


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Home Interiors & Gifts, Inc.
November 24, 1998
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inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as originals, the conformity to original documents of the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Home Interiors Companies.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the New Notes issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     2. Assuming that the Indenture has been duly authorized, executed and delivered by the Trustee, when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantees issuable upon consummation of the Exchange Offer will constitute the legal, valid and binding obligations of the Subsidiary Guarantors, enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

     The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the State of Texas and the federal laws of



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Home Interiors & Gifts, Inc.
November 24, 1998
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the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.


          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ Weil, Gotshal & Manges LLP



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